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Exhibit 15.1

The Board of Directors and Stockholders
FedEx Corporation

        We are aware of the incorporation by reference in the Registration Statement (Form S-8) pertaining to the FedEx Corporation Incentive Stock Plan of FedEx Corporation of our reports dated September 16, 2003 and December 16, 2003, relating to the unaudited condensed consolidated interim financial statements of FedEx Corporation that are included in its Forms 10-Q for the quarters ended August 31, 2003 and November 30, 2003.

                      /s/ Ernst & Young LLP

Memphis, Tennessee
December 16, 2003

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  Exhibit 15.1